Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Completion
of Acquisition of Plaza Bancorp

Irvine, Calif., - November 1, 2017 - Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced today that it has completed the acquisition, effective as of November 1, 2017, of Plaza Bancorp (OTC Market Group Pink Sheets: PLZZ) (“Plaza”), the holding company of Plaza Bank, a California-chartered banking corporation headquartered in Irvine, California.

Under the terms of the merger agreement, each share of Plaza common stock was converted into the right to receive 0.2000 shares of Company common stock. The value of the total deal consideration was approximately $251 million, which includes approximately $6.5 million of aggregate cash consideration payable to holders of unexercised options and warrants exercisable for shares of Plaza common stock.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented, “We are pleased to welcome the customers, employees and stockholders of Plaza. We are excited about entering Los Angeles County and adding operational scale and increased market presence in Southern California to continue to provide a superior banking experience for our commercial customers. With our franchise now extending into Los Angeles County, we continue to execute on our long-term strategic plan to build Pacific Premier into the leading commercial bank headquartered in Southern California.”

“We believe the combination of Pacific Premier and Plaza will produce many long-term benefits for our combined institution’s customers, employees and stockholders,” said Rick Sowers, President of Plaza. “Our stakeholders are excited about the opportunities that will be created from this transaction.”

With the addition of Plaza, on a pro forma combined basis, the Company would have total assets of approximately $7.8 billion, total loans outstanding of approximately $6.1 billion and total deposits of approximately $6.1 billion as of September 30, 2017 (unaudited and excluding purchase accounting adjustments).

Advisors

D.A. Davidson & Co. acted as financial advisor to the Company in the transaction and delivered a fairness opinion to the Board of Directors of the Company. Holland & Knight LLP served as legal counsel to the Company. Sandler O’Neill & Partners, L.P. acted as financial advisor to Plaza in the transaction and delivered a fairness opinion to the Board of Directors of Plaza. Sheppard Mullin Richter & Hampton LLP served as legal counsel to Plaza.

About Pacific Premier Bancorp, Inc.

The Company is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $6.5 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California. Through its 26 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, statements regarding the Company's growth, management of growth related expense and the impact of acquisitions. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the

Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2016 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

###

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and CEO
949-864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President & CFO
949-864-8000